As filed with the Securities and Exchange Commission on August 9, 2010

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INCONTACT, INC.

(Exact name of registrant as specified in charter)

DELAWARE	87-0528557
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7730 Union Park Avenue, Suite 500, Midvale, Utah 84074

(Address, including zip code, of Principal Executive Offices)

2008 Equity Incentive Plan

(Full title of the plans)

Gregory S. Ayers

7730 Union Park Avenue, Suite 500, Midvale, Utah 84074

(801) 320-3200

(Name, address, and telephone number of agent for service)

Copy to:

Mark E. Lehman, Esq.

Parsons Behle & Latimer

201 South Main Street, Suite 1800, Salt Lake City, Utah 84111

(801) 532-1234/ (801) 536-6111 fax

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐            Accelerated filer  ☒            Non-accelerated filer  ☐            Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to Be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share; shares issued or issuable pursuant to employee benefit plans	2,000,000 (3)	$2.26	$4,520,000	$323

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c)

and Rule 457(h) under the Securities Act of 1933, as amended, the offering price per share and aggregate offering price are based upon the average of the high and low prices of our common stock on August 5, 2010, as reported on The NASDAQ Capital Market, which was $2.26 per share.

(3)	Only the 2,000,000 common shares approved by the stockholders in 2009 and 2010 as additional shares available for awards under the 2008 Equity Incentive Plan are being registered hereunder. The Registrant previously registered 1,272,500 shares of common stock under the 2008 Equity Incentive Plan pursuant to a registration statement filed August 14, 2008 (File No. 333-153017).

Rule 429 Notice: Pursuant to Rule 429 the reoffer prospectus included in this registration statement shall serve as a combined prospectus for this registration statement (see “Statement Under General Instruction E,” below), and the registration statement (as amended) on Form S-8, File No. 333-116055. All filing fees for the registration statements listed above were paid previously, except for the filing fee paid with this registration statement covering 2,000,000 shares.

INCONTACT, INC.

REGISTRATION STATEMENT ON FORM S-8

STATEMENT UNDER GENERAL INSTRUCTION E – REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement registers additional shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2008 Equity Incentive Plan. Accordingly, the contents of the previous Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on August 14, 2008 (File No. 333-153017), as amended by Post-effective Amendment No. 1 thereto filed with the SEC on March 19, 2009 (the “Previous Form S-8”), including periodic reports that the Registrant filed after the Previous Form S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The reports the Registrant has most recently filed with the SEC are listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Current report on Form 8-K filed with the SEC February 26, 2010;

•	Current report on Form 8-K filed with the SEC March 16, 2010;

•	Current report on Form 8-K filed with the SEC April 1, 2010;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2010

•	Quarterly Report on Form 10-Q for the period ended June 30, 2010; and

•	Definitive Proxy Statement on Form 14A filed with the SEC April 28, 2010.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction E of Form S-8, included in this filing is a revision of the reoffer prospectus filed with the Previous Form S-8, which updates information presented in the original reoffer prospectus.

Reoffer Prospectus

inContact, Inc.

5,431,632 Shares of Common Stock

This reoffer prospectus relates to the 5,431,632 shares of common stock, par value $0.0001 per share, of inContact, Inc., which may be offered and resold from time to time by persons who acquire the shares under different compensatory arrangements that inContact has established.

•

The first are offers and resales by eligible participants of up to 3,272,500 shares issuable pursuant to awards that may be granted under our 2008 Equity Incentive Plan, referred to in this prospectus as our 2008 Equity Plan. Eligible participants in our 2008 Equity Plan consist of employees, directors, officers and consultants. We have issued awards under the 2008 Equity Plan to a number of eligible participants, including officers and directors who are affiliates of inContact (as defined in rule 405 adopted under the Securities Act) listed under the section of this prospectus entitled “Selling Security Holders.” Subsequent to the date of this reoffer prospectus, we may grant awards under the 2008 Equity Plan to eligible participants who are affiliates. Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

•

The second are offers and resales of up to 2,159,132 shares issuable under outstanding compensatory stock option agreements referred to in this prospectus as the Stock Option Agreements. inContact followed a practice from 1999 to early 2008 of establishing annually separate employment and compensation arrangements with employees, including officers. The Board of Directors of inContact adopted director compensation plans periodically that included regular grants of stock options for service as directors and on board committees. As a result, there are now outstanding individual compensatory Stock Option Agreements with our officers and directors who are affiliates of inContact. These persons are listed under the section of this prospectus entitled “Selling Security Holders.”

It is anticipated that the selling security holders will offer common shares for sale at prevailing prices on any stock exchange, market or trading facility on which the shares are traded or in private transactions. See “Plan of Distribution.” We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling security holders will be borne by us.

Our common stock is listed on The NASDAQ Capital Market under the symbol “SAAS.” On August 5, 2010, the last reported sale price of our common stock was $2.26 per share.

Our principal executive offices are located at 7730 South Union Park Avenue, Suite 500, Midvale, Utah 84047.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 9, 2010

THE COMPANY

Overview

What We Do

inContact, Inc. (“inContact”, “we”, “us”, “our”, or the “Company”) began in 1997 as a reseller of telecommunications services and has evolved to become a leading provider of end-to-end, cloud computing (also referred to as Software as a Service or SaaS) contact center services and network connectivity. “Cloud computing” is a metaphor used in the industry to refer to computing, data storage and deliver of technology services through the Internet (“cloud”), which includes software-as-a-service (“SaaS”). We strive to deliver the most proven solutions quickly and with ease, helping our customers reduce the cost and improve the quality of every user interaction.

In 2005 we began offering cloud-based call center solutions to the call-center market. Our dynamic technology platform provides our customers a solution without the costs and complexities of legacy systems. Our proven delivery model provides cost savings and removes the complexities of deploying and maintaining a premised-based solution, while providing flexibility to change with business needs.

We provide software that includes automatic call distribution with skills-based routing, interactive voice response with speech recognition, computer telephony integration capabilities, reporting, work force optimization, e-learning, call center agent hiring and customer feedback measurement tools. Taken together, the inContact solution creates an integrated solution for call centers, including those with distributed workforces – either at-home or multi-site.

The Evolution of the Contact Center Industry

Most major businesses use contact centers to interact with their customers. Most interactions today are voice, but interactions by e-mail, chat, text and other online media are slowly becoming more common. The total contact center agents is 6.6 million in North America and over 13.5 million worldwide. Contact center technologies have existed for approximately 30 years. During that time, contact centers have purchased call control software and equipment for on-site installation, commonly referred to as “premise-based” equipment. Typically, contact center operations find they have to deal with multiple vendors and engage expensive systems integration expertise, especially when trying to operate multiple locations.

Over the past ten years, significant focus has been placed on managing, improving and optimizing contact centers and employee (referred to as “agent”) performance and quality. A number of management solutions known as Workforce Optimization technologies have been developed to address this demand.

Contact centers are constantly under pressure to balance expense with quality or produce a better user interaction experience for a lower price. Businesses look at their cost per user contact and consider policies, processes, or technologies that optimize user interactions. They look for ways to reduce the number of interactions or consider options such as automating interactions or moving their interactions to less expensive overseas agents. Approximately 75% of a contact center’s expense goes to employing agents. However, deploying Workforce Optimization technologies can significantly reduce call center agent costs, according to analyst reports.

A current industry trend is home-shoring, which utilizes at-home agents. This strategy is more expensive than outsourcing offshore, but less expensive than using facility-based agents and many contact centers believe it improves quality. However, many contact centers are delaying at-home initiatives over concerns of up-front expenses involved to purchase and deploy technologies in support of the project, concerns over security, or concerns over the quality and productivity of the at-home agents. The inContact suite empowers businesses to address these concerns.

Emergence of the Cloud Computing or SaaS Model

Another trend is the adoption of cloud computing technologies for the delivery of “on-demand” software or SaaS that enables subscribers to access a wide variety of application services that are developed specifically for delivery over the Internet on an as-needed basis. Purchasing cloud computing applications offers advantages to businesses over traditional software licensing and delivery models, including the following:

•	Operational expense rather than a capital expense;

•	Low up-front expenditure reduces risk and is especially appealing in a tougher economic climate;

•	The ability to use at-home workers because the software is delivered over the Internet and can be accessed from any location;

•	Continued access to state-of-the-art technology and avoidance of technology lock-in with no need to install and manage third-party hardware and software in-house; and

•	Ability to scale as business needs change.

This type of lower cost subscription service is particularly attractive for start-up companies and medium-sized businesses. However, the model also is becoming increasingly appealing to larger organizations as they seek to reduce significant hardware and software expenses, while maintaining or improving call center functionality and capacity.

For companies selling software application services under the cloud computing model, such as inContact, sales generally result in lower initial revenues than traditional software licensing and delivery models. However, because customers generally subscribe to this kind of product for a period of time, future revenues are more predictable than traditional software sales models where license revenue may be recognized in the quarter when signed. As a result of our use of the cloud model, we depend on monthly recurring revenues from our customers, which provides us with a much more predictable and stable revenue stream than if we sold our inContact suite as a premise-based product.

Products and Solutions

inContact Suite of Services

Over the past several years, we have transitioned from a telecommunications long-distance reseller and aggregator into an industry leader for call center platforms. We have made a number of strategic acquisitions that we believe have positioned us at the forefront of the rapidly emerging hosted contact center software market. We built our all-in-one contact center solution around the strategic acquisition of an automated call distribution solution, which is now the backbone of our inContact suite of services. Later, via acquisition, we added two components to our inContact application consisting of a workforce management product and a user satisfaction measurement tool, ECHO®.

The inContact suite is a complete multi-tenant, call center solution delivered on a complete time division multiplexing and “voice over internet protocol” telecommunications network. The features of inContact help our customers reduce costs and improve the quality of every user interaction. The network allows the solution to be well suited for any business and is especially adept at handling at-home agents. As a suite of on-demand contact-handling applications, our customers are able to choose a single vendor for delivering comprehensive contact center functions without a significant up front expense, maintenance costs, or sacrificing the features demanded to accomplish their goals.

Our inContact solution is delivered as a suite of specialized contact center functionality working together for our customers:

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inContact ACD™: The goal of an Automatic Call Distributor, or ACD, is to get callers to the right agent as quickly as possible. inContact provides advanced contact handling and routing functionality along with the management services required for our customers to monitor and manage the process. The inContact ACD includes skills-based routing, universal contact queues, automatic call back, and inbound/outbound call blending. Dynamic connections with the database enhance the call routing even further by leveraging real-time data for routing decisions to improve the caller experience. ACD is also capable of aggregating multiple call center sites into a single entity for improved management and reporting of large, complex contact center operations.

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inContact CTI™: Computer Telephony Integration, or CTI, leverages the customer database to deliver a caller experience based on data relevant to the caller. inContact CTI integrates with customer data servers to provide agents with pre-populated customer data that reduce contact handling times. The inContact CTI can also link Interactive Voice Response applications with transaction databases, enabling caller self-service and reducing the need for agents where appropriate.

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inContact IVR™: inContact Interactive Voice Response, or IVR, is a mature IVR that delivers a typical initial caller experience. IVR is the key to good self-service and assists the caller to get to the appropriate live-agent service. inContact IVR is unique because of the robust drag-and-drop utility that is used to create specialized call flows that are unique to each customer. Customers can retain control and develop the call flows for themselves or engage our professional services team to create a tailor made solution to create unique workflows.

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inContact Integrations: inContact was designed from the ground up to be open and integrate with various hardware and software solutions already in place at our customer sites. inContact can overlay an existing private branch exchange, while communicating hand-in-hand with the caller relationship management solutions used by our customers.

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inContact ECHO® : inContact ECHO gathers the opinion of the user and presents the analysis of the feedback directly to supervisors and agents to identify gaps in service and processes. Most companies try to gather user feedback, but many find it difficult to translate user opinion into meaningful data that promotes better service delivery. inContact ECHO is an essential component of the suite to close the loop between offering service and evaluating the results of the service for continuous improvement.

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inContact Hiring™: inContact Hiring helps reduce attrition by assessing contact center candidates for skills, personality traits, and cognitive abilities essential to the job. Screening these candidates with inContact Hiring improves the interview-to-offer ratio and decreases terminations and attrition.

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inContact Workforce Management™: inContact Workforce Management, or WFM, helps our customers forecast demand, workforce scheduling, analyze and optimize staffing and report real-time adherence in their contact centers. inContact WFM includes analysis to predict service levels, abandon rates and queue times as well as a break/lunch optimization wizard to improve staffing efficiency. In addition, agents can review their schedule, set up schedule preferences, request time off, and swap shifts with other agents on their own.

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inContact eLearning™: inContact eLearning provides targeted, prioritized training, communications and testing directly to the agent’s desktop during dips in call volumes with RightTime™ technology. Our customers experience reduced call escalations and minimized cost per call with better trained agents.

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inContact Network Connectivity: inContact runs a national carrier-class telecommunications network providing both time division multiplexing and “voice over internet protocol” connectivity as well as toll-free and local-number services. All incoming calls are handled on the inContact network that was designed from the ground up to support a broad range of software applications. Outgoing calls are routed through a portfolio of partners specially selected for call-quality as well as low-cost services to benefit our customers.

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Professional Services: We offer professional support services from contact center experts who help customers establish, set up and optimize their contact centers for user satisfaction and revenue optimization. Our contact center experts assist customers in customizing detailed call routing and call distribution mapping to ensure calls are routed in the most effective and efficient manner possible using the inContact suite of services to their maximum potential needed by each unique contact center.

The inContact product suite includes features that were available previously only by purchasing and integrating expensive, premise-based equipment that is difficult to manage and maintain and that requires a very substantial installation investment. These systems are also difficult to scale and manage for multi-site contact centers or contact centers with home-based agents. This large investment is difficult to justify for small and less sophisticated contact centers. Our inContact suite provides a solution to the problems faced by contact centers of all sizes and meets the needs of even the most complicated and advanced contact centers.

Long Distance Products and Services

Our telecommunications network is the backbone of the inContact suite of services as our customers’ long distance services are managed through our inContact suite and calls are routed across our network. Prior to 2005, we focused on selling traditional telecommunications long distance and related services. Long distance and related services remain the majority of our revenue. If we are successful in our marketing and development strategy, long distance services will diminish in importance; long distance, however, will be a service included in a majority of our inContact suite sales because the long distance facilitates delivery of the inContact software products.

As a domestic and international long distance reseller and aggregator, we contract with a number of third party long distance service providers for the right to resell telecommunication services to our customers. Our primary providers are Qwest, Verizon, and Global Crossing. The variety of traditional telecommunication services we offer enables our customers to: (1) buy most of the telecommunications services they need from one source, (2) combine those services into a customized package including our all-in-one, contact center solution, (3) receive one bill for those services, (4) call us at a single point of contact if service problems or billing issues arise, and (5) depend on our professional team of employees to manage their network and contact center solution, end-to-end, so our customers can focus on their business operations.

The contracts with our third party long distance service providers are standard and customary in the industry and designate inContact as the point of contact for all customer service calls. These agreements stand for one to three years and are generally renewable at the end of each contract term, when rates are often renegotiated on the basis of prevailing rates in the industry.

We also acquire, from our third party long distance service providers, dedicated long distance service, toll-free 800/888/877/866 services, dedicated data transmission service and calling cards. These services and fees are billed to us as stated in our contracts with our providers and are payable on the same terms as switched long distance service.

We maintain a call center in Midvale, Utah for receiving customer service and billing inquiries. Our customer service personnel are available during extended business hours and also provide emergency service 24 hours a day, seven days a week. We place a high priority on customer service since we believe it is a primary factor in acquiring and retaining customers.

Our principal business office is located at 7730 So. Union Park Avenue, Suite 500, Midvale, UT 84047, and our telephone number is (801) 320-3200. Our website address is www.incontact.com. Information contained in our website or any other website does not constitute part of this prospectus.

RISK FACTORS

Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties set forth under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission (SEC) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference herein. For more information, see “Where You Can Find More Information.” The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those that we believe may affect our company at the time such statements are made. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Risks, uncertainties and other factors that might cause such differences include the risks identified in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in other reports we file with the SEC or in other documents that we publicly disseminate from time to time. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will receive funds if any of the purchase rights under the Stock Option Agreements are exercised. inContact will not receive any of the proceeds from the offer and resale of shares by the Selling Security Holders.

SELLING SECURITY HOLDERS

The following table sets forth as of July 31, 2010, the name of each of the selling security holders, the number of shares of common stock that each selling security holder owns beneficially, the number of shares of common stock issuable under awards to the selling security holders under the 2008 Equity Plan and the Stock Option Agreements owned by each selling security holder that may be offered for resale from time to time by this prospectus, the number of shares of common stock that would be owned by each selling security holder assuming all offered shares are sold, and the percent of our outstanding common stock each selling security holder will continue to hold assuming the sale of all the common stock offered. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder (1)	Number of Shares Owned (2)	Number of Shares Offered (3)	Number of Shares Owned After	Percentage Owned After
Paul Jarman	1,006,220	850,134	156,086	0.5
Gregory Ayers	108,334	108,334	-0-	-0-
Scott Welch	311,667	311,667	-0-	-0-
Frank Maylett	191,668	191,668	-0-	-0-
Theodore Stern	1,704,341	141,628	1,562,713	4.3
Steve Barnett	593,254	214,954	378,300	1.1
Paul F. Koeppe	413,204	193,954	219,250	0.6
Blake O. Fisher, Jr.	198,954	183,954	15,000	0.1
Mark J. Emkjer	58,295	58,295	-0-	-0-

(1)	Each of the persons listed is an affiliate of inContact (as defined in rule 405 adopted under the Securities Act) because he now serves as an executive officer and/or a director.
(2)	The number of shares listed includes all shares that may be offered under this prospectus even though the offered shares may not deemed to be beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 because the shares are issuable under awards and options that are subject to vesting and/or are not exercisable within 60 days of the date of this prospectus. All other shares included in these figures are included in accordance with Rule 13d-3. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 35,061,338 shares of common stock outstanding as of July 31, 2010.
(3)	Information regarding stock options and restricted stock units covering the shares that may be offered is set forth below.

Stock Options

The following table lists the terms of stock options held by the selling security holders with respect to which the common shares may be sold under this prospectus.

Name	Issue Date	Expiration Date	No. of Shares	Exercise Price
Paul Jarman	01-01-99	11-04-13	111,244.00	$2.70
	01-01-99	11-04-13	18,541.00	$5.39
	05-13-99	11-04-13	87,015.00	$2.00
	11-11-03	11-04-13	150,000.00	$2.50
	11-08-05	11-04-13	150,000.00	$2.50
	11-08-05	11-04-13	75,000.00	$2.00
	03-07-07	11-04-13	225,000.00	$3.50
	03-11-09	03-11-14	100,000.00	$1.76
Gregory Ayers	03-16-09	03-16-14	325,000.00	$1.78
Scott Welch	01-14-04	11-04-13	25,000.00	$3.05
	11-09-04	11-04-13	50,000.00	$2.00
	06-29-05	11-04-13	50,000.00	$2.00
	03-07-07	11-04-13	150,000.00	$3.50
	01-09-08	11-04-13	25,000.00	$4.20
	03-11-09	03-11-14	60,000.00	$1.76
Frank Maylett	05-05-08	11-04-13	250,000.00	$2.87
	03-06-09	03-06-14	50,000.00	$1.69
	03-11-09	03-11-14	25,000.00	$1.76
Theodore Stern	01-14-04	11-04-13	10,000.00	$3.05
	11-08-05	11-04-13	1,667.00	$2.00
	11-08-05	11-04-13	18,333.00	$2.00
	11-07-06	11-04-13	20,000.00	$3.11
	11-06-07	11-04-13	25,000.00	$4.57
Steve Barnett	01-12-05	11-04-13	5,000.00	$2.65
	01-14-04	11-04-13	15,000.00	$3.05
	11-08-05	11-04-13	2,292.00	$2.00
	11-08-05	11-04-13	25,208.00	$2.00
	11-07-06	11-04-13	27,500.00	$3.11
	11-06-07	11-04-13	35,000.00	$4.57
	11-26-07	11-04-13	25,000.00	$4.57
Paul F. Koeppe	09-29-04	11-04-13	30,000.00	$2.25
	01-12-05	11-04-13	5,000.00	$2.65
	11-08-05	11-04-13	2,083.00	$2.00
	11-08-05	11-04-13	22,917.00	$2.00
	11-07-06	11-04-13	25,000.00	$3.11
	11-06-07	11-04-13	32,000.00	$4.57
Blake O. Fisher, Jr.	09-29-04	11-04-13	30,000.00	$2.25
	11-08-05	11-04-13	1,667.00	$2.00
	11-08-05	11-04-13	18,333.00	$2.00
	11-07-06	11-04-13	20,000.00	$3.11
	05-09-07	11-04-13	5,000.00	$4.20
	11-06-07	11-04-13	32,000.00	$4.57

Restricted Stock Units

On November 5, 2008, the Board of Directors approved an annual compensation package for the non-employee Directors. Under the package, non-employee directors receive a cash payment of $30,000 per year paid in monthly installments and an annual award of equity compensation paid through an award of 50,000 restricted stock units under our 2008 Equity Incentive Plan, which had a fair market value of approximately $50,000 on the date of grant. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50 percent change in voting control or membership of the Board of Directors or a disposition of more than 50 percent of our assets. Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event) upon termination of service as a Director for any reason or the occurrence of a corporate event described above. For the period beginning December 1, 2008, the compensation package also provides for annual issuances of 15,000 additional restricted stock units to the Chairman of the Board with a fair market value of approximately $15,000, 10,000 additional restricted stock units to the Chairman of the Audit Committee with a fair market value of approximately $10,000, and 7,000 additional restricted stock units to each of the Chairpersons of the Compensation Committee and Governance Committee with a fair market value of approximately $7,000, each. At the time the compensation package was approved, the Board of Directors determined that the 15,000 restricted stock units provided for the Chairman of the Board would not be awarded to Theodore Stern, our Chairman of the Board, because he is engaged as a paid consultant to inContact.

In November 2009, the Compensation Committee recommended to the Board, and the Board approved, a proposal to extend the compensation plan for non-employee directors then in place on a month to month basis through the month of the annual meeting of stockholders, which is a period of seven months. For that period, equity compensation in the form of restricted stock units was awarded based on the same total dollar value paid in November 2008 prorated for the seven-month duration of the extension, and the number of restricted stock units granted was based on fair market value on the date of grant. Accordingly, in November 2009, 11,620 restricted stock units were awarded to each Director. The terms of the plan pertaining to the issuance of restricted stock units to the Chairpersons of the Board Committees was also extended for the same seven-month period, except the dollar value of the restricted stock units issued is now the same for all Chairpersons as that of the Chairperson of the Audit Committee. Accordingly, 2,324 additional restricted stock units were awarded to each of the Chairpersons of the Audit, Compensation and Governance Committees, and all of the restricted stock units vest in seven equal monthly installments subject to continued service. As non-employee directors serve for a term commencing with election at the annual meeting, we believe compensation arrangements should follow the same period of service. Accordingly, the compensation package for non-employee directors will be adopted following the annual meeting and no determination has been made at this time with respect to the terms of that arrangement.

On June 28, 2010, the Board of Directors approved an annual Director compensation plan, which applies to each of the directors, except Paul Jarman who is our Chief Executive Officer. The terms of the plan are as follows:

•	Cash compensation of $50,000 per year paid in equal monthly installments commencing July 1 of each year; and

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Equity compensation paid through an annual award of restricted stock units under inContact’s 2008 Equity Incentive Plan, in number equal to $50,000 divided by the fair market value of inContact’s common stock as determined under the 2008 Equity Incentive Plan on July 1 of each annual period, which is the grant date (fair market value is equal to the average closing price of a share of common stock reported on Nasdaq for the five trading days immediately preceding the date of grant);

•	Restricted stock unit awards vest in equal monthly installments over the one-year period commencing on the grant date;

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Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event) upon termination of service as a Director for any reason, a greater than 50 percent change in voting control or membership of the Board of Directors, or a disposition of more than 50 percent of inContact’s assets; and

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Each director serving as a chairperson of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee shall receive additional equity compensation paid through an annual award of restricted stock units under inContact’s 2008 Equity Incentive Plan (with the same vesting and other terms described above), in number equal to $10,000 divided by the fair market value of inContact’s common stock as determined under the 2008 Equity Incentive Plan on July 1 of each annual period, which is the grant date.

The following table shows the number of shares that may be offered by each of the persons listed that are issuable under restricted stock units.

Name	Issue Date	No. of Shares	Value per Share
Theodore Stern	07-01-10	20,032	$2.50
	11-03-09	11,620	$2.51
	11-05-08	50,000	$1.08
Steve Barnett	07-01-10	24,038	$2.50
	11-03-09	13,944	$2.51
	11-05-08	60,000	$1.08
Paul F. Koeppe	07-01-10	24,038	$2.50
	11-03-09	13,944	$2.51
	11-05-08	57,000	$1.08
Blake O. Fisher, Jr.	07-01-10	24,038	$2.50
	11-03-09	13,944	$2.51
	11-05-08	57,000	$1.08
Mark J. Emkjer	07-01-10	20,032	$2.50
	11-03-09	11,620	$2.51
	01-13-09	41,667	$1.24

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 adopted under the Securities Act, if available, rather than under this prospectus.

Unless otherwise prohibited, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker- dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with a selling security holder. The selling security holders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If a selling security holder sells shares short, he or she may redeliver the shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling security holder may loan his or her shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. A selling security holder may also pledge shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. To our knowledge, no selling security holder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by a selling security holder.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers.

INDEMNIFICATION

Under the certificate of incorporation and bylaws of inContact the board of directors has the authority to indemnify officers and directors to the fullest extent permitted by Delaware law. Further, inContact has separate indemnification agreements with certain of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for inContact by Parsons Behle & Latimer, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from inContact’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of inContact’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2010;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2010;

•	Current report on Form 8-K filed with the SEC February 26, 2010;

•	Current report on Form 8-K filed with the SEC March 16, 2010;

•	Current report on Form 8-K filed with the SEC April 1, 2010;

•	Current report on Form 8-K filed with the SEC June 21, 2010

•	Definitive Proxy Statement on Form 14A filed with the SEC April 28, 2010;

•	The description of our common stock contained in Form 8-A filed on October 24, 2007, and any amendments or reports filed for the purpose of updating such description; and

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Any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded. Information that is “furnished to” the SEC in any report shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement or the reports incorporated herein by reference for complete information. You may obtain a copy of any of these SEC filings without charge by written or oral request directed to our Corporate Secretary, at inContact, Inc., 7730 So Union Park Avenue, Suite 500, Midvale, UT 84047, telephone (801) 320-3300.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our website is located at www.incontact.com. The contents of our website are not part of this prospectus and should not be relied upon with respect thereto.

Item 8.	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Parsons Behle & Latimer

23.1	Consent of Parsons Behle & Latimer *

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (see signature page)

*	The referenced consent is included in Exhibit 5.1

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midvale, State of Utah, on August 9, 2010.

INCONTACT, INC.

By	/s/ PAUL JARMAN
Paul Jarman, Chief Executive Officer
(Principal Executive Officer)

By	/s/ GREGORY S AYERS
Gregory S. Ayers, Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Paul Jarman and Gregory S. Ayers, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ THEODORE STERN Theodore Stern, Director	Date: August 9, 2010

/s/ STEVE BARNETT Steve Barnett, Director	Date: August 9, 2010

/s/ BLAKE O FISHER JR. Blake O. Fisher, Jr., Director	Date: August 9, 2010

/s/ PAUL F KOEPPE Paul F. Koeppe, Director	Date: August 9, 2010

/s/ MARK J EMKJER Mark J. Emkjer, Director	Date: August 9, 2010

/s/ PAUL JARMAN Paul Jarman, Director	Date: August 9, 2010

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